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                                                                 EXHIBIT 10.6


                         EXECUTIVE EMPLOYMENT AGREEMENT


                 THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into as of June 4, 1998 by and between Home Interiors & Gifts, Inc., a Texas corporation (hereinafter, together with its successors, referred to as the "COMPANY"), on the one hand, and Donald J. Carter, Jr. (hereinafter referred to as the "EXECUTIVE"), on the other hand.

                             W I T N E S S E T H :

                 WHEREAS, the Company is party to an Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of April 13, 1998, between the Company and Crowley Investments, Inc., a Texas corporation ("NEWCO");

                 WHEREAS, pursuant to the terms of the Merger Agreement, Newco will be merged (the "MERGER") with and into the Company, with the Company being the surviving corporation of the Merger;

                 WHEREAS, upon the consummation of the Merger, the Company desires to employ the Executive in an executive capacity with the Company, and the Executive desires to be employed by the Company in said capacity; and

                 WHEREAS, the parties hereto desire to set forth in writing the terms and conditions of their understandings and agreements.

                 NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                 SECTION 1.       DEFINITIONS.

                          "ACCRUED BENEFITS" means (i) all salary earned or accrued through the date the Executive's employment is terminated, plus, in the case of death, the product of the Annual Bonus paid to the Executive with respect to the preceding fiscal year (or, if applicable, a partial fiscal year) of the Company and a fraction, the numerator of which is the number of days in the current fiscal year of the Company through the Date of Termination, and the denominator of which is 365; (ii) reimbursement for any and all monies advanced in connection with the Executive's employment for reasonable expenses incurred by the Executive in accordance with Section 4(c)hereof through the date the Executive's employment is terminated and (iii) all other payments and benefits to which the Executive or the Executive's family or other beneficiaries
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         may be entitled under the terms of any applicable compensation arrangement, benefit plan, program or policy of the Company, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any earned and accrued, but unused vacation pay, in each case through the Date of Termination.

                          "ACT" shall mean the Securities Exchange Act of 1934, as amended.

                          "AFFILIATE" shall have the meaning given such term in Rule 12b-2 of the Act.

                          "ANNUAL BONUS" has the meaning set forth in Section 4(b).

                          "BASE SALARY" has the meaning set forth in Section
         4(a).

                          "BOARD" shall mean the board of directors of the Company.

                          "CAUSE" shall mean (i) the Executive's conviction of any felony, unless the Board reasonably determines that the Executive's conviction of such felony does not materially affect the Executive's business reputation or significantly impair the Executive's ability to carry out his duties under this Agreement (provided the Board shall have no obligation to make such determination); (ii) the Executive's willful and material breach of his obligations under this Agreement which results in material damage to the Company's business, or (iii) the Executive's dishonesty or gross misconduct in connection with his employment hereunder which results in material damage to the Company's business. Notwithstanding the above, the occurrence of the event specified in clause (ii) above shall not constitute Cause unless the Executive fails to cure such event within ten (10) days after receipt from the Company of the Notice of Termination (as defined in Section 5(e) below).

                          "CHANGE OF CONTROL" shall mean the first to occur of the following events: (1) the Company is acquired or becomes controlled by any Person or group of Persons, other than by any member of the HMC Group (as hereinafter defined); (2) Hicks, Muse, Tate & Furst Incorporated or any of its Affiliates, including without limitation HM/RB Partners, L.P., a Delaware limited partnership, or its or their respective partners, employees, officers and directors (and members of their respective families and trusts for the primary benefit of such family members) (collectively, the "HMC GROUP") shall cease to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of the Company; or (3) the shareholders of the Company approve a complete liquidation or dissolution of the Company; provided that the occurrence of an event described in (1) or
         (2) above shall not be deemed a Change of Control if (a) prior to the consummation of an Initial Public Offering (i)





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         the HMC Group otherwise has the right, directly or indirectly, to designate (and does so designate) a majority of the Board or (ii) the HMC Group, together with members of management of the Company, directly or indirectly, own of record and beneficially an amount of common stock of the Company equal to at least fifty percent (50%) of the amount of common stock of the Company (adjusted for stock splits, stock dividends and other similar events on an equitable basis) directly or indirectly owned by the HMC Group, together with management of the Company, of record and beneficially as of the date of this Agreement and such ownership by the HMC Group, together with members of management of the Company, represents the largest single block of voting securities of the Company held by any Person or group of Persons (within the meaning of Section 13(d) of the Act), or (b) after the consummation of an Initial Public Offering, and for any reason whatever, (i) no Person or group of Persons, excluding the HMC Group, shall become the beneficial owner, directly or indirectly, of more than the greater of (x) fifteen percent (15%) of the voting shares of the Company then outstanding and (y) the percentage of the then outstanding voting stock of the Company directly or indirectly owned by the HMC Group, together with members of management of the Company; and (ii) the Board shall consist of a majority of Continuing Directors. For the purposes of this definition, the term "the Company" shall include any successor to the Company.

                          "CONTINUING DIRECTORS" shall mean the directors of the Company on the date of this Agreement and each director appointed subsequent to the date of this Agreement, if, in each case, such other director's nomination for election to the Board, as applicable, is recommended by a majority of the directors at the time of such election or such director receives the vote of the HMC Group in his or her election by the shareholders.

                          "CONTROL" (including the correlative terms
         "Controlled by" and "Controlling") shall mean the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

                          "COBRA" means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

                          "EMPLOYMENT DATE" has the meaning set forth in
         Section 2.

                          "EMPLOYMENT PERIOD" shall mean the period during which the Executive is employed by the Company.

                          "GOOD REASON" shall mean (i) any material breach by the Company of this Agreement or the Shareholders Agreement (for so long as Executive is subject thereto) or the failure of the Executive to be a director of the Company for any reason





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         (other than death, Permanent Disability, voluntary resignation or termination of employment for Cause); (ii) any reduction or alteration, approved by the Board without the Executive's written consent, in the Executive's title, duties or responsibilities or the Executive's Base Salary and/or annual target bonus opportunity other than under a circumstance which constitutes Cause; provided, that any such reduction or alteration in the Executive's title, duties or responsibilities without the Executive's consent during the ten-day cure period applicable to subparagraph (ii) of the definition of Cause shall not constitute "Good Reason"; provided, further, that any cure by the Executive during such ten-day period shall entitle the Executive to reinstatement of his title, duties and responsibilities; and (iii) a change, without the Executive's written consent, of more than twenty-five (25) miles in the office or location where the Executive is based. Notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless the Company fails to cure any such event within ten (10) days after receipt from the Executive of the Notice of Termination (as defined in Section 5(e) below).

                          "INITIAL PUBLIC OFFERING" shall mean an underwritten public offering of capital stock of the Company, as applicable, pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

                          "PERMANENT DISABILITY" shall mean the inability of the Executive to discharge his duties hereunder for a period of six
         (6) consecutive months, or for a total of six (6) months in any twelve
         (12) month period, by reason of physical or mental illness, injury or incapacity.

                          "PERSON" shall mean any "person," within the meaning of Sections 13(d) and 14(d) of the Act, including a "group" as therein defined.

                          "SHAREHOLDERS AGREEMENT" shall mean that certain Shareholders Agreement, dated as of June 4, 1998, among the Company and the securityholders of the Company listed on the signature pages thereof.

                          "SUBSIDIARY" shall mean, with respect to any Person, any other Person of which such first Person owns the majority of the economic interest in such Person or owns or has the power to vote, directly or indirectly, securities representing a majority of the votes ordinarily entitled to be cast for the election of directors or other governing Persons.

                 SECTION 2. TERM OF EMPLOYMENT. Unless earlier terminated in accordance with the terms of this Agreement, the Executive's Employment Period shall commence on the date hereof (the "EMPLOYMENT DATE") and shall end on June 4, 2003; provided, however, that such Employment Period shall be extended for successive terms of one (1)





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year each unless either party advises the other, at least one hundred twenty
(120) days prior to the end of the initial term or annual extension, as the case may be, that it will not agree to extend this Agreement.

                 SECTION 3. DUTIES. During the Employment Period, the Executive (i) shall serve as Chairman of the Board and Chief Executive Officer of the Company, subject to the direction and control of the Board; (ii) shall report directly to the Board; and (iii) shall devote his full business time during normal business hours to the business and affairs of the Company and shall use his best efforts to perform faithfully and efficiently the responsibilities assigned to Executive hereunder, to the extent necessary to discharge such responsibilities, except for: (A) time spent in managing Executive's personal, financial, and legal affairs and serving on corporate, civic, or charitable boards or committees, in each case, only to the extent not substantially interfering with the performance of such responsibilities; and
(B) a vacation to which Executive is entitled. The continuing service by the Executive on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the date of this Agreement, or the Executive's service on any other boards or committees of which the Company has knowledge and does not object in writing, within thirty (30) days after first becoming aware of such service or proposed service, shall not be deemed to interfere with the performance of the Executive's services to the Company; provided that Executive's time commitment or participation in respect of such continuing service does not materially increase after the date hereof or after the expiration of such thirty (30) day period, as applicable.

                 SECTION 4. COMPENSATION. During the Employment Period, the Executive shall be compensated as follows:

                          (a) the Executive shall receive a minimum annual salary (pro rata for any partial year) equal to Five Hundred Thousand and No/100 Dollars ($500,000) ("BASE SALARY"), which Base Salary shall be payable in equal monthly installments and shall be subject to appropriate increase, as determined by the sole discretion of the Board;

                          (b) the Executive shall be eligible to receive an annual bonus (the "ANNUAL BONUS") in an amount up to the percentage of the Executive's Base Salary set forth on Schedule 1 hereto for each fiscal year of the Company commencing with the fiscal year ending December 31, 1998 (on a pro rata basis for any partial year) calculated based upon budgeted earnings before interest, income tax, depreciation and amortization ("EBITDA") as approved by the Board in good faith, and such other criteria as may be recommended by management and established by the Board from time to time, at the beginning of each fiscal year provided that in any event the Executive shall become entitled to receive an annual bonus for any fiscal year in which the Company achieves at least eighty-eight percent (88%) of such budgeted EBITDA in such fiscal year (the amount of such bonus to be determined in good faith





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         by the Board based upon the formula set forth on Schedule 1 hereto).
         Each Annual Bonus (or portion thereof) shall be paid in cash promptly following the delivery to the Board of audited financial statements of the Company for the fiscal year for which the Annual Bonus (or prorated portion) is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive;

                          (c) the Executive shall be reimbursed, at such intervals and in accordance with such Company policies as may be in effect from time to time, for any and all reasonable business expenses incurred by him in the business interests of the Company, including but not limited to travel expenses;

                          (d)     the Executive shall be entitled to
         participate in all incentive, savings, retirement and death benefit plans, practices, policies and programs on a basis no less favorable than that basis available to similarly-situated senior executives of the Company as determined by the Board from time to time;

                          (e) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs generally provided by the Company to similarly-situated senior executives of the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), in each case at the most favorable level of participation and providing the highest levels of benefits available to them;

                          (f) the Executive shall be entitled to receive (in addition to the benefits described above) such perquisites and fringe benefits appertaining to Executive's position in accordance with any practice established by the Board, including without limitation, air travel arrangements consistent with policies and practice in effect during the one (1) year prior to the date of this Agreement; and

                          (g) in addition to any benefits the Executive may receive pursuant to paragraph 4(d), the Company shall grant stock options (the "STOCK OPTIONS") to the Executive under the Company's 1998 Stock Option Plan exercisable for an aggregate of 338,441 shares of common stock, par value $.10 per share, at an exercise price of $18.05451 per share. The Stock Options shall vest and become exercisable in five equal annual installments commencing on the first anniversary of the date of grant; provided, however, that the Stock Options shall, subject to Section 7 below, vest and become immediately exercisable upon (i) the termination of the Executive's employment without Cause, (ii) the Executive's termination of his employment for Good Reason, (iii) the occurrence of a Change of Control; (iv) the sale, conveyance or other disposition by the Company of all or substantially all of its assets to a Person





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         that is not an Affiliate of the Company. In addition to the foregoing, the Stock Options will contain the following provisions:

                                      (i)  Stock options will be exercisable
                 for a period of ten (10) years from the date of issuance.

                                     (ii)  To the extent definitions in this
                 Agreement are different from the definitions in the Company's 1998 Stock Option Plan (e.g., Change of Control, Cause, Good Reason, etc.), the definitions in this Agreement will control.

                                    (iii)  On a termination for Cause or a
                 voluntary termination by the Executive, the Executive may exercise all vested options within thirty (30) days after the termination date.

                                     (iv)  If Employment is terminated as a
                 result of death or disability, the vested stock options may be exercised within one hundred eighty (180) days after the date of the Executive's termination of employment.

                                      (v)  On a termination of employment for
                 any other reason, all vested stock options may be exercised within thirty (30) days after such date of termination. The Committee (as such term is defined in the Company's 1998 Stock Option Plan) may not shorten the exercise period described in clauses (iii), (iv) or (v).

                                     (vi)  The Company shall have no right to
                 purchase the Executive's Stock Options or shares of stock pursuant to Section 9 of the Stock Option Plan.

                 SECTION 5.       TERMINATION OF EMPLOYMENT.

                          (a) Permanent Disability. The Company may terminate the Executive's employment because of a Permanent Disability by first giving Executive written notice of the Company's intention to terminate such employment.

                          (b)     Voluntary Termination by Executive.
         Notwithstanding anything in this Agreement to the contrary the Executive may, upon not less than thirty (30) days written notice to the Company, voluntarily terminate employment for any reason (provided that any termination by the Executive pursuant to Section 5(d) on account of Good Reason shall not be treated as a voluntary termination under this Section 5(b)).





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                          (c)     Termination by the Company. The Company at
         any time may terminate the Executive's employment for Cause or without Cause.

                          (d) Good Reason. The Executive at any time may terminate his employment for Good Reason.

                          (e) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 18. For purposes of this Agreement, a "NOTICE OF TERMINATION" means a written notice given, in the case of a termination for Cause, within one hundred eighty (180) days of the Company's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within one hundred eighty (180) days of the Executive's having actual knowledge of the events giving rise to such termination. The Notice of Termination shall: (i) indicate the specific termination provision in this Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and (iii) if the termination date is other than the date of receipt of such notice, specify the termination date of this Agreement (which date shall be no more than fifteen (15) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder. In addition, in the event the Company determines to terminate the Executive's employment without Cause, the Company shall deliver to the Executive written notification thereof on a date not later than the Date of Termination.

                          (f) Date of Termination. For the purpose of this Agreement, the term "DATE OF TERMINATION" means: (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be; and (ii) in all other cases, the actual date on which the Executive's employment terminates.

                 SECTION 6. OBLIGATIONS OF THE COMPANY UPON TERMINATION. Upon termination of the Executive's employment with the Company, the Company shall have the following obligations:

                          (a) Death. If the Executive's employment is terminated by reason of the Executive's death, all Accrued Expenses shall be paid to the Executive, his beneficiaries, or his estate, as applicable, in a lump sum in cash within thirty (30) days after the Date of Termination. In addition, the Executive's family shall be





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         entitled to receive benefits generally available to the surviving families of other senior executive officers of the Company.

                          (b) Permanent Disability. If the Executive's employment is terminated by reason of the Executive's Permanent Disability, the Executive, and the Executive's spouse, shall be entitled to continue to participate in or be covered under the Company's health and life insurance benefit plans generally applicable to similarly situated senior executives of the Company or, at the Company's option, to receive equivalent benefits by alternate means, at least equal to such health and life insurance benefits. Unless otherwise directed by the Executive, the Executive shall also be paid all Accrued Benefits in a lump sum in cash within thirty (30) days after the Date of Termination. In addition, the Executive shall receive severance pay from the Company in an amount equal to one hundred percent (100%) of the total Base Salary and Annual Bonus, if any, received by the Executive with respect to the fiscal year immediately prior to the fiscal year in which such Date of Termination occurs; provided, however, that the Company shall not be obligated to make such severance payment to the extent that such severance payment reduces the disability benefits to which the Executive is entitled from an insurer by an equal or greater amount. Such severance payment is to be made within thirty (30) days after the Date of Termination.

                          (c) Termination by the Company for Cause and Voluntary Termination by Executive. If the Executive's employment is terminated for Cause or voluntarily terminated by the Executive (other than for Good Reason), the Company shall pay the Executive the Accrued Benefits in a lump sum in cash within thirty (30) days after the Date of Termination.

                          (d) Other Termination of Employment. If the Company terminates the Executive's employment other than for Cause or Permanent Disability, or the Executive terminates his employment for Good Reason, the Company shall pay or provide the Executive the following:

                                  (A)      Cash Payment. The Company shall pay
                 to the Executive in a lump sum in cash within 30 days after the Date of Termination the following amounts (other than amounts payable from non-qualified retirement plans and deferred compensation plans, which amounts shall be paid in accordance with the terms of such plans):

                                        (1)     all Accrued Benefits;

                                        (2)     if the Date of Termination
                          occurs on or prior to the first anniversary of this Agreement, a cash amount equal to five (5) times the Executive's Base Salary;





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                                        (3)     if the Date of Termination
                          occurs after the first anniversary of this Agreement, a cash amount equal to the greater of:

                                        (I)      the Base Salary that would be
                                  paid to the Executive from the Date of
                                  Termination through June 4, 2003 if the Date of Termination had not occurred; and

                                        (II)     three (3) times the total Base
                                  Salary and Annual Bonus, if any, received by the Executive with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs.

                                  (B)      Other Benefits Continuation. The
                 Company shall provide for the continued participation of the Executive, and his spouse, as the case may be, until June 4, 2003, in the Company's health and life insurance benefit plans generally applicable to similarly situated senior executives of the Company. In lieu of continued participation in any such medical and life insurance programs, the Executive may elect by written notice delivered to the Company prior to the Date of Termination to receive an amount equal to the annual cost to the Company (based on premium rates) of providing such coverage.

                          (e) Any amounts payable to the Executive pursuant to this Section 6 shall be considered severance payments and be in full and complete satisfaction of the obligations of the Company to the Executive in connection with the termination of the Executive.

                 SECTION 7.      APPLICABILITY OF SECTION 280G OF THE CODE.

                          (a) Limitation on Severance Pay and Other Benefits. Notwithstanding any other provision of this Agreement to the contrary, unless and until this Agreement has been approved by a separate vote of the Company's shareholders in accordance with Section 7(g) below, the Company shall not be obligated to make any payment or provide any benefit (including the acceleration of Stock Options) to the extent that such payment or benefit results (as determined in accordance with Section 7(c) below) in a parachute payment (as defined in Section 280G of the Code); provided, however, that the Company shall make all payments and provide all benefits under this Agreement to the fullest extent permitted without giving rise to a parachute payment.

                          (b) Tax Reimbursement Payment. If the amount or benefit paid or distributed to the Executive by the Company or any Person that is an Affiliate of the Company, whether pursuant to this Agreement or otherwise with respect to





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         employment by the Company after the Employment Date (collectively, the
         "Covered Payments"), is or becomes subject to the tax imposed under
         Section 4999 of the Code or any similar tax that may hereafter be imposed (the "Excise Tax") and if this Agreement has been approved by a separate vote of the Company's shareholders in accordance with
         Section 7(g) below, the Company shall pay to the Executive, at the time specified in Section 7(f) below, the Tax Reimbursement Payment
         (as defined below). The Tax Reimbursement Payment is defined as an amount, which when added to the Covered Payments and reduced by any Excise Tax on the Covered Payments and any federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Agreement (but without reduction for any federal, state and local income or employment tax on such Covered Payments), shall be equal to the sum of (i) the amount of the Covered Payments; and (ii) an amount equal to the product of any otherwise permitted deductions disallowed for federal, state or local income tax purposes as a result of the inclusion of the Tax Reimbursement Payment in the Executive's adjusted gross income and the applicable marginal rate of federal, state or local income taxation if the Tax Reimbursement Payment had not been made, respectively, for the calendar year in which the Tax Reimbursement Payment is to be made.

                          (c) Determining Excise Tax. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                                  (i)      such Covered Payments will be
                 treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, to the extent so determined in the opinion of the Company's independent certified public accountants (the "Accountants"); and

                                  (ii)     the value of any non-cash benefits
                 or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

                          (d) Applicable Tax Rates and Deductions. For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed:





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                                  (i)      to pay federal income taxes at the
                 highest applicable marginal rate of federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, except in connection with the determination of the Tax Reimbursement Payment attributable to a disallowed deduction under clause (ii) of the definition of Tax Reimbursement Payment; and

                                  (ii)     to pay any applicable state and
                 local income taxes at the highest applicable marginal rate of taxation for the calendar in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Executive's adjusted gross income).

                          (e) Subsequent Events. In the event that the Excise Tax is subsequently determined by the Accountants or the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that has been paid to the Executive or to federal, state or local tax authorities on the Executive's behalf and that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing provisions of this Section 7(e), in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or credit is denied.

                          In the event that the Excise Tax is later determined by the Accountants to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment in respect thereof) the Company shall make an additional Tax Reimbursement Payment of such excess (which Tax Reimbursement Payment shall include any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

                          The Company and the Executive each agrees to reasonably cooperate in good faith in the event of any reduction in payments or benefits pursuant to Section 7(a) or any Tax Reimbursement Payment pursuant to Section 7(b) to minimize the amount of such reduction or Tax Reimbursement Payment and to take such other actions under this Section 7 as may be necessary or required.

                          (f) Date of Payment. The portion of the Tax Reimbursement Payment attributable to a Covered Payment shall be paid to the Executive within ten (10) business days following the payment of the Covered Payment. If the amount of such Tax Reimbursement Payment (or portion thereof) is due, the Company shall pay to the Executive, an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (which Tax Reimbursement Payment shall include interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than forty-five (45) calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall be repaid or refunded pursuant to the provisions of Section 7(e) above.

                          (g) Shareholder Approval. The Company shall use its reasonable best efforts to obtain, within 45 days following the Employment Date, the approval of this Agreement (including, without limitation, the removal of the limitation under Section 7(a), the Tax Reimbursement Payment, the acceleration of vesting of Stock Options upon a Change of Control and the continuation of benefits following a termination of employment without Cause or resignation for Good Reason within one year of a Change of Control) by a separate vote of the Company's shareholders who own more than 75% of the total voting power of all outstanding stock of the Company (excluding for this purpose all stock actually or constructively owned by the Executive and all other disqualified individuals (as defined in Section 280G of the Code) who would receive payments constituting parachute payments if shareholder approval for purposes of Section 280G of the Code was not obtained). The vote of the Company's shareholders pursuant to this
         Section 7(g) is intended to satisfy the shareholder approval requirement described in Question and Answer 7 of the Proposed Regulations under Section 280G of the Code.

                 SECTION 8. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation, during the term of Executive's employment, in any benefit bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company, including, but not limited to stock option or restricted stock agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

                 SECTION 9.       FULL SETTLEMENT. Except as provided in
Section 11(b), the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

                 SECTION 10. LEGAL FEES AND EXPENSES. The Company shall pay or cause to be paid any and all reasonable attorneys' fees and expenses incurred by Executive in connection with the preparation and negotiation of this Agreement promptly following receipt of an invoice therefor (together with reasonable supporting documentation) from Executive.

                 SECTION 11.      FURTHER OBLIGATIONS OF THE EXECUTIVE.

                          (a)     During and following the Executive's
         employment by the Company, the Executive shall use commercially reasonable efforts to hold in confidence and not directly or indirectly disclose any confidential information or proprietary data of the Company or any of its Subsidiaries, except to the extent authorized by the Board or required by any court or administrative agency or legal process, other than to an employee of or contractor with the Company or any of its Subsidiaries, or a Person to whom the Executive in good faith believes disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company. In determining whether such disclosure is required, Executive will be entitled to rely on the written advice of counsel provided to the Company. Confidential information shall not include any information known generally to the public or in the industry in which Company is engaged. All records, files, documents and materials, or copies thereof, relating to the Company's or any of its Subsidiaries', business which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company or any of its Subsidiaries, as the case may be, and shall be promptly returned by the Executive to the Company or such Subsidiary (as applicable) upon termination of the Executive's employment with the Company.

                          (b) Except with the Board's prior written approval, during the Employment Period and for three (3) years after the Date of Termination, the Executive shall not, directly or indirectly (i) solicit, entice, persuade or induce any employee, displayer, or other independent contractor of the Company or any of its Subsidiaries to terminate his employment or relationship with the Company or any of its Subsidiaries or to become employed or engaged in a similar capacity by any Person other than the Company or any of its Subsidiaries or (ii) authorize, solicit or assist in the taking of such actions by any third party.

                          (c)     During the Employment Period and for three
         (3) years after the Date of Termination, the Executive shall not, directly or indirectly, engage, participate, make any financial investment in, or become employed by or render advisory or other services to or for any Person or other business enterprise (other than the Company and its Affiliates) engaged in the business of selling home decorative accessories within any of the same markets as the Company or any of its Subsidiaries (any of the foregoing activities being referred to herein as "COMPETITIVE ACTIVITIES"). The foregoing covenant respecting Competitive Activities shall not be construed to preclude the Executive from making any investments in the securities of any company, and whether or not engaged in competition with the Company or any of its Subsidiaries, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and such investment does not exceed five percent (5%) of the issued and outstanding shares of such company or give the Executive the right or power to control or participate directly in making the policy decisions of such company.

                          (d) If any court determines that any portion of this Section 11 is invalid or unenforceable, the remainder of this
         Section 11 shall not thereby be affected and shall be given full effect without regard to the invalid provision. If any court construes any of the provisions of this Section 11, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

                          (e) The Executive hereby acknowledges and agrees that damages will not be an adequate remedy for the Executive's breach of any of his covenants contained in this Section 11, and further agrees that the Company shall be entitled to obtain appropriate injunctive and/or other equitable relief for any such breach, without the posting of any bond or other security.

                 SECTION 12. SUCCESSORS. The Company may assign its rights under this Agreement to any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company. Any such assignment by the Company shall remain subject to the Executive's rights under this Agreement, including without limitation, Section 5 and Section 6 hereof. The rights of the Executive under this Agreement may not be assigned or encumbered by the Executive, voluntarily or involuntarily, during his lifetime, and any such purported assignment shall be void ab initio. However, all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive's death, to the Executive's estate, heirs or representatives.

                 SECTION 13. THIRD PARTIES. Except for the rights granted to the Company and its Subsidiaries pursuant hereto (including, without limitation, pursuant to Section 10 hereof) and except as expressly set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

                 SECTION 14. ENFORCEMENT. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part thereof is declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

                 SECTION 15. AMENDMENT. This Agreement may not be amended or modified at any time except by a written instrument approved by the Board, and executed by the Company and the Executive; provided, however, that any attempted amendment or modification without such approval and execution shall be null and void ab initio and of no effect.

                 SECTION 16. WITHHOLDING. The Company shall be entitled to withhold from any amounts to be paid to the Executive hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

                 SECTION 17. GOVERNING LAW. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of law of Texas or any other jurisdiction.

                 SECTION 18. NOTICE. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid:

         If to the Company:

                 Home Interiors & Gifts, Inc.
                 4550 Spring Valley Road
                 Dallas, Texas 75244
                 Attention: President

         If to the Executive:

                 Donald J. Carter, Jr.
                 5608 Glenbrook Circle
                 Plano, Texas 75093

or to such other address as the party to be notified shall have given to the other in accordance with the notice provisions set forth in this Section 13.

                 SECTION 19. NO WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

                 SECTION 20. HEADINGS. The headings contained herein are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.


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                                       17

                 IN WITNESS WHEREOF, the parties have executed this Agreement in one or more counterparts, each of which shall be deemed one and the same instrument, as of the day and year first written above.


                                        HOME INTERIORS & GIFTS, INC.



                                        By:
                                           --------------------------------
                                           Leonard A. Robertson
                                           Chief Financial Officer



                                        EXECUTIVE:



                                        -----------------------------------
                                        Donald J. Carter, Jr.